FIRST AMENDMENT TO
ASSET PURCHASE AGREEMENT

This First Amendment (the “Amendment”) to the Asset Purchase Agreement (the “Original Agreement”), dated June 1, 2021, by and among (i) 3D Systems, Inc., a California corporation (“3D US”); (ii) Quickparts.com, Inc., a Delaware corporation (“3D QP”), (iii) 3D Systems Italia Srl, an Italian private limited company (“3D IT”); (iv) 3D Systems Sarl, a French private limited company (“3D FR”); (v) 3D Systems Europe Limited, a United Kingdom private company limited by shares (“3D UK”); (vi) 3D Systems GmbH, a German limited liability company (“3D DE” and, together with 3D US, 3D QP, 3D IT, 3D FR, and 3D DE, each, a “Seller” and, collectively, the “Sellers”); (vii) QP 3D Acquisition, Inc., a Delaware corporation (the “US Buyer”); and (viii) 3D Systems Corporation, a Delaware corporation ( “DDD”), is entered into effective September 9, 2021. Capitalized terms used but not defined herein shall have the meanings set forth in the Original Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Revised Calculation Time. The definition of “Calculation Time” is hereby amended and restated to be 12:01 a.m. Eastern Time on September 10, 2021.

2.Deferred French Assets. The Parties agree that, notwithstanding anything in the Original Agreement to the contrary, the Purchased Assets owned by 3D FR (the “French Assets”) shall not be purchased or transferred on the Closing Date to FR Buyer, and shall instead be acquired by FR Buyer by execution of the French Asset Purchase Agreement, in the form attached as Annex A to this Amendment (the “French Purchase Agreement”), by the parties thereto and payment by the FR Buyer or one of its Affiliates of $7,002,912 (the “FR Purchase Price”) to the designee of the Sellers, no later than the third Business Day after receipt of written confirmation from the Ministry of Economic and Finance of approval of the Application based on Articles L. 151-3 and R. 153-1 et seq. of the Monetary and Financial Code that the acquisition of the French Assets is permitted under applicable French Law (the “French FDI Approval”). US Buyer shall, and shall cause its Affiliates to, use reasonable best efforts to obtain the French FDI Approval as soon as possible after the Closing Date, and the Sellers shall use commercially reasonable efforts to cooperate with the US Buyer and its Affiliates to obtain the French FDI Approval as soon as reasonably practicable after the Closing Date, and the Parties shall, and shall cause their applicable Affiliates to, execute the French Purchase Agreement once the applicable condition in the prior sentence is satisfied. In the event that the French FDI Approval is not obtained by September 30, 2021, the Sellers and the US Buyer shall, and shall cause their Affiliates to, cooperate to implement a reasonable arrangement designed to provide the FR Buyer and its Affiliates with the applicable rights and benefits of the French Assets and, if requested by the FR Buyer, acting as an agent on behalf of such Buyer or as such Buyer shall otherwise reasonably require. From the period between the Closing and the transfer of the French Assets, the Sellers shall continue to comply with Section 5.02 of the Original Agreement as though the Closing had not occurred solely with respect to the French Assets, and the operation and maintenance of such French Assets by the Sellers shall be considered “Transition Services” under the Transition Services Agreement for which the Buyers shall be obligated to reimburse the Sellers for any applicable costs and expenses incurred in connection with such operation and maintenance in accordance with the terms of the Transition Services Agreement. Until the conveyance of the French Assets is consummated, the FR Purchase Price shall be withheld from the Purchase Price, and such amounts shall only be remitted upon execution of the French Purchase Agreement in accordance with this paragraph. By executing this Amendment, the US Buyer hereby irrevocably waives, on behalf of all Buyers, the requirement that the French FDI Approval be received prior to Closing and any breach of a representation or warranty in the Original Agreement arising solely as a result of the failure to receive the French FDI Approval prior to Closing.

3.Acknowledgment and Survival; Miscellaneous. Except as specifically set forth herein, all other terms and provisions of the Original Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect. In the event of any conflict between the terms of the Original Agreement and this Amendment, the terms of this Amendment shall govern. The execution and delivery of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of (a) any provision of the Original Agreement, or (b) any right, power, or remedy of any party under the Original Agreement. The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment. This Amendment be deemed a part of, and construed in accordance with, the Original Agreement. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together (when executed and delivered) constitute but one and the same instrument. This Amendment may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission or by email transmission in Adobe portable document format (also known as “PDF”), and any such counterpart executed and delivered via facsimile transmission or by email transmission in Adobe portable document format (also known as “PDF”) shall be deemed an original for all intents and purposes. This Amendment shall be governed, construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to provisions thereof regarding conflicts of laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of any law other than the State of Delaware.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

US BUYER:

QUICKPARTS ACQUISITION, INC. f/k/a
QP 3D ACQUISITION, INC.

By: /s/ Charles Fleischmann
Name: Charles Fleischmann
Title: President

DDD:

3D SYSTEMS CORPORATION

By: /s/ Andrew M. Johnson
Name: Andrew M. Johnson
Title: Executive Vice President, Chief Legal Officer and Secretary

Signature Page to First Amendment to Asset Purchase Agreement